Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ducommun Incorporated of our report dated February 26, 2026, except for the effects of the restatement discussed in Note 1A to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is May 8, 2026 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Ducommun Incorporated’s Amendment No. 1 on Form 10-K/A dated May 8, 2026.

/s/ PricewaterhouseCoopers LLP

Irvine, California

May 12, 2026